FOR IMMEDIATE RELEASE

DATE:	January 23, 2012
CONTACT:	Ted Deinard, Interim Chief Executive Officer
PHONE:	(303) 467-5236

ARC Wireless Announces First Shipments of its ARCFlexTM Radio Product FAMILY

DENVER, COLORADO, January 23, 2012 — ARC Wireless, LLC and ARC Wireless Ltd., wholly-owned subsidiaries of ARC Wireless Solutions, Inc. (NASDAQCM: ARCW) (“ARC”), are pleased to announce the first shipments of the new ARCFlexTM line of low-cost, fully featured radio products.

The ARCFlexTM family includes indoor and outdoor wireless access points, Customer Premises Equipment (“CPE”) solutions, and combinations of these that combine two radios into one package at a price that is less than leading single-radio products currently in the market. The second radio means Wireless Internet Service Providers (“WISPs”) can increase revenue by turning CPEs into Hotspots, can easily extend their networks, and can provide their customers better on-site wireless coverage. ARCFlexTM provides WISPs with always-on wireless access to their network equipment, allowing upgrades and repairs without access to the customer premises. All ARCFlexTM products feature ARC•OSTM, a powerful Linux-based platform with an easy-to-use interface and ARCMobileTM,a mobile installation app for iPhone and Android.

ARCFlexTM and all ARC products are sold worldwide through ARC’s network of distribution partners.

Mr. Ted Deinard, Interim Chief Executive Officer of ARC, said, “The first shipments of ARCFlexTM marks a milestone in the evolution of ARC. Whereas historically we have focused on antennas and related accessories, now we can offer our customers a more complete wireless networking solution.”

Mr. Harold Bledsoe, ARC’s President and Chief Technology Officer said, “The ARCFlexTM line is one of the market’s most cost-effective and fully-featured CPE solutions for the WISP. The line perfectly complements ARC’s existing line of antennas and paves the way for the future release of new wireless products.”

ARC shipped $183,229.00 (revenue) worth of ARCFlexTM product in the three months ended December 31, 2011. In the month of January, 2012 through today ARC has shipped $271,920 (revenue) worth of ARCFlexTM. ARC has further purchase orders in hand for another $1,359,420.00 (revenue) worth of product and expects to receive more purchase orders from our distribution channel partners.

 About ARC

ARC, through its operating subsidiaries ARC Wireless, LLC and ARC Wireless Ltd., focuses on wireless broadband technology. ARC designs and develops products that extend the reach of broadband and other wireless networks and that simplify the implementation of those networks. ARC supplies products to public and private carriers, wireless infrastructure providers, wireless equipment distributors, value added resellers and other original equipment manufacturers. For more information about ARC, please visit www.antennas.com.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, including, among others, the risks described in ARC’s Annual Report on Form 10-K for the year ended December 31, 2010 and ARC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 as well as in other filings made by ARC with the Securities and Exchange Commission (“SEC”). Accordingly, actual results may differ materially. ARC does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.